   As filed with the Securities and Exchange Commission on September 4, 2003.
                              Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------


                                BRIGHTPOINT, INC.
             (Exact name of registrant as specified in its charter)

                 Delaware                                              35-1778566
---------------------------------------------      ---------------------------------------------
(State or other jurisdiction of incorporation           (I.R.S. Employer Identification No.)
 or organization)


     501 Airtech Parkway, Plainfield, Indiana                           46168
    ------------------------------------------                    -------------------
     (Address of principal executive offices)                         (Zip Code)


         Brightpoint, Inc. Independent Director Stock Compensation Plan
         --------------------------------------------------------------
                            (Full title of the plan)

        Robert J. Laikin, Chairman of the Board, Chief Executive Officer
                                Brightpoint, Inc.
                               501 Airtech Parkway
                            Plainfield, Indiana 46168
                     (Name and address of agent for service)

                                 (317) 707-2355
       -------------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                                    Copy to:
                             Robert J. Mittman, Esq.
                                 Blank Rome LLP
                              405 Lexington Avenue
                            New York, New York 10174

                         CALCULATION OF REGISTRATION FEE


                                                               Proposed
                                                               Maximum               Proposed
                                                               Aggregate             Maximum
Title of Securities to           Amount to be                  Offering Price        Aggregate                  Amount of
be Registered                    Registered (1)                Per Share(2)          Offering Price (2)         Registration Fee
-------------                    --------------                ------------          ------------------         ----------------

Common Stock, par                600,000 shares                $23.835               $14,301,000                $1,156.95
value $.01 per share(3)



         (1) In addition, pursuant to Rule 416 under the Securities Act of 1933 (the "Securities Act"), this registration statement also registers an indeterminate number of shares of the Registrant's common stock which may become issuable pursuant to the anti-dilution provisions of the Registrant's Independent Director Stock Compensation Plan (the "Plan).

         (2) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457 under the Securities Act, based upon the average of the high and low sales prices of the Registrant's common stock as reported by Nasdaq on August 27, 2003.

         (3) Includes preferred share purchase rights. Prior to the occurrence of certain events, the preferred share purchase rights will not be evidenced separately from the Registrant's common stock.

                                     PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information. *

Item 2.  Registrant Information and Employee Plan Annual Information. *

         * Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents previously filed by the registrant with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

         1. Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

         2. Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

         3. Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

         4. Current Report on Form 8-K for the event dated December 19, 2002.

         5. Current Report on Form 8-K for the event dated April 30, 2003.

         6. The description of the registrant's common stock contained in its Registration Statement on Form 8-A together with any amendment or report filed with the Securities and Exchange Commission for the purpose of updating this description.

         7. All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing of such documents. Any statement contained in a document incorporated by reference herein is modified or superseded for all purposes to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement.

         Any reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed documents which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable

Item 6.  Indemnification of Directors and Officers.

         Section 145 of the General Corporation Law of the State of Delaware ("GCL") provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

         Section 102(b) of the GCL permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director's liability to the corporation and its shareholders for monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) of the GCL provides that no such limitation of liability may affect a director's liability with respect to any of the following: (i) breaches of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct of knowing violations of law;
(iii) liability for dividends paid or stock repurchased or redeemed in violation of the GCL; or (iv) any transaction from which the director derived an improper personal benefit. Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its shareholders to obtain injunction relief, specific performance or other equitable relief against directors.

         Article TENTH of the registrant's Certificate of Incorporation provides that no director shall be personally liable to the registrant or any of its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent such elimination or limitation is prohibited by the Delaware General Corporation Law. In addition, Article NINTH of the registrant's Certificate of Incorporation and Article XX of the By-Laws of the registrant provide in substance that, to the fullest extent permitted by Delaware law, each director and officer shall be indemnified by the registrant against reasonable costs and expenses, including attorneys fees, and any liabilities which may be incurred in connection with any action to which he may be made a party by reason of having been a director or officer of the registrant. The indemnification provided by the registrant's By-Laws is not deemed exclusive of or in any way to limit any other rights which any person seeking indemnification may be entitled.

         The registrant has also entered into certain agreements wherein it has agreed, subject to certain limitations, to indemnify its officers and directors for judgments, fines, assessments, interest and other charges they may incur as a party, witness or other participant in any threatened, pending or completed actions, suits or proceeding by reason of their acting as an officer, director, employee or agent of the registrant or any of its subsidiaries, provided that the indemnified party acted in good faith in a manner such person believed to be in or not opposed to the best interests of the registrant and, with respect to certain matters, had no reasonable cause to believe that his conduct was unlawful. The agreements also provide that upon a "change of control" of the registrant, as defined in the agreements, the registrant will be required to designate and set aside certain funds for possible future payments of the indemnified parties pursuant to the agreements.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

                  Not Applicable.

Item 8.  Exhibits.

         Exhibit No.                  Description
         -----------                  -----------
         5                            Opinion of Blank Rome LLP

         23.1                         Consent of Ernst & Young, LLP

         23.2                         Consent of Blank Rome LLP (included in
                                      Exhibit 5)

         24.1 Power of Attorney (included on the Signature Page of this Registration Statement)

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Plainfield, state of Indiana, on the 2nd day of September, 2003.

                                     BRIGHTPOINT, INC.


                                     By:   /s/ ROBERT J. LAIKIN
                                        ----------------------------------------
                                                 Robert J. Laikin
                                                 Chairman of the Board and
                                                   Chief Executive Officer

         Each person whose signature appears below authorizes each of Robert J. Laikin and J. Mark Howell, or either of them acting individually, as his true and lawful attorney-in-fact, each with full power of substitution, to sign the Registration Statement on Form S-8 of Brightpoint, Inc. including any and all pre-effective and post-effective amendments, in the name and on behalf of each such person, individually and in each capacity stated below, and to file the same, with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


     Signature                              Title                                              Date
     ---------                              -----                                              ----
/s/ ROBERT J. LAIKIN
----------------------------    Chairman of the Board and Chief                    September 2, 2003
Robert J. Laikin                Executive Officer

/s/ FRANK TERENCE
----------------------------    Chief Financial Officer and Treasurer              September 2, 2003
Frank Terence                   (Principal Financial Officer)

/s/ LISA M. KELLEY
----------------------------    Senior Vice President, Corporate Controller        September 2, 2003
Lisa M. Kelley                  and Chief Accounting Officer

/s/ CATHERINE M. DAILY
----------------------------    Director                                           September 2, 2003
Catherine M. Daily

/s/ ELIZA HERMANN
----------------------------    Director                                           September 2, 2003
Eliza Hermann

/s/ J. MARK HOWELL
----------------------------    President and Director                             September 2, 2003
J. Mark Howell

/s/ MARISA E. PRATT
----------------------------    Director                                           September 2, 2003
Marisa E. Pratt

/s/ RICHARD W. ROEDEL
----------------------------    Director                                           September 2, 2003
Richard W. Roedel

/s/ JERRE L. STEAD
----------------------------    Director                                           September 2, 2003
Jerre L. Stead

/s/ STEPHEN H. SIMON
----------------------------    Director                                      September 2, 2003
Stephen H. Simon

/s/ TODD H. STUART
----------------------------    Director                                      September 2, 2003
Todd H. Stuart

/s/ ROBERT F. WAGNER
----------------------------    Director                                      September 2, 2003
Robert F. Wagner

                                  Exhibit Index


Exhibit No.                          Description
-----------                          -----------

5                 Opinion of Blank Rome LLP

23.1              Consent of Ernst & Young, LLP

23.2              Consent of Blank Rome LLP (included in Exhibit 5)

24.1              Power of Attorney (included on Signature Page of the
                  Registration Statement)